Rule 424(b)(3)
                                             File Nos.333-31529 and 333-31529-01

PRICING SUPPLEMENT NO. 52 DATED FEBRUARY 18, 1998
(To Prospectus Dated August 12, 1997, as Supplemented August 15, 1997)

                     COUNTRYWIDE HOME LOANS, INC.
                      Medium-Term Notes, Series F
              Due Nine Months or More From Date of Issue
                Payment of Principal, Premium, if any,
         and Interest Fully and Unconditionally Guaranteed by
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                          Floating Rate Notes

                         -------------------

Trade Date:    February 18, 1998             Book Entry:    |X|
Issue Price:   100%                          Certificated:  |_|
Original Issue Date:   February 23, 1998     Principal Amount:   $30,000,000
Stated Maturity Date:  February 23, 2005     Net Proceeds:       $29,820,000

                                             Specified Currency:  U.S. Dollars

Base    |_| Commercial Paper Rate  |X| LIBOR                 |_| Certificate of
Rate(s):                               Telerate Page 3750          Deposit Rate
        |_| Treasury Rate          |_| Federal Funds Rate    |_| Prime Rate
        |_| CMT Rate               |_| Eleventh District     |_| Other
                                         Cost of Funds Rate

Exchange Rate Agent:    N/A

Minimum Denomination:  $100,000               Maximum Interest Rate:        N/A
Initial Interest Rate: 6.155%                 Minimum Interest Rate:        N/A
Interest Determination Dates: Two Business    Interest Factor Convention:   N/A
                              Days prior to   Index Maturity:      Three months
                              each Interest   Spread (plus or
                              Payment Date      minus):    Plus 53 basis points
Interest Reset Dates:  Same as Interest       Spread Multiplier:            N/A
                       Payment Dates          Fixed Rate Commencement
Interest Payment Dates: Every May 23,           Date:                       N/A
                        August 23,            Fixed Interest Rate:          N/A
                        November 23 and
                        February 23,
                        commencing May 23, 1998
Agent:   Salomon Brothers Inc
Calculation Agent:      The Bank of New York

Redemption:                                  Repayment:

 Check box opposite applicable paragraph:    Check box opposite applicable
                                               paragraph:
 |X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid
       maturity.                                   prior to maturity.
 |_| The Notes may be redeemed prior to      |_| The Notes may be repaid prior
       maturity.                                   to maturity.
 Initial Redemption Date:                    Optional Repayment Dates:
 Initial Redemption Percentage:
 Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:       N/A

                         -------------------

      The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of CHL and will rank pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness. As of November 30, 1997 the Guarantor did not have any secured indebtedness outstanding, and CHL had $258,207,000 aggregate principal amount of secured indebtedness outstanding. As of such date, CHL had $7,136,241,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness and will rank pari passu in right of payment with the Notes to which this Pricing Supplement relates.